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Exhibit 99.2

CARBON FIBER TECHNOLOGY, LLC
FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

[SQUAR MILNER LETTERHEAD]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers
Carbon Fiber Technology, LLC

We have audited the accompanying balance sheets of Carbon Fiber Technology, LLC (the "Company") as of December 31, 2006 and 2005, and the related statements of income, members' equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, ON a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carbon Fiber Technology, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/  SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

March 5, 2007
San Diego, California

CARBON FIBER TECHNOLOGY, LLC

BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,360,868	$602,176
Accounts receivable	1,362,252	1,347,241
Inventories	2,738,452	1,318,818
Prepaid expenses	842	1,515

Total current assets	5,462,414	3,269,750
PROPERTY, PLANT AND EQUIPMENT, NET	6,691,237	7,769,753

Total assets	$12,153,651	$11,039,503

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,215,760	$499,206
Accrued expenses	250,385	206,770

Total current liabilities	1,466,145	705,976
MEMBERS' EQUITY	10,687,506	10,333,527

Total liabilities and members' equity	$12,153,651	$11,039,503

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENTS OF INCOME

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
REVENUES, NET	$13,569,590	$11,462,087	$11,970,500
COST OF SALES	12,888,033	11,051,888	11,367,128

GROSS PROFIT	681,557	410,199	603,372
OTHER INCOME (EXPENSE)	10,422	4,926	(71,495)

NET INCOME	$691,979	$415,125	$531,877

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENT OF CHANGES IN MEMBERS' EQUITY

For the Years Ended December 31, 2006, 2005 and 2004

BALANCE, December 31, 2003	$13,186,525
Distributions to members	(3,000,000)
Net income	531,877

BALANCE, December 31, 2004	10,718,402
Distributions to members	(800,000)
Net income	415,125

BALANCE, December 31, 2005	10,333,527
Distribution to members	(338,000)
Net income	691,979

BALANCE, December 31, 2006	$10,687,506

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$691,979	$415,125	$531,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,154,355	1,131,102	1,152,218
Loss on sale of equipment	—	87	79,170
Changes in operating assets and liabilities:
Accounts receivable	(15,011)	352,908	(1,615,372)
Inventories	(1,419,634)	(365,430)	1,421,220
Prepaid expenses	673	109,316	(103,938)
Accounts payable	716,554	(447,243)	562,769
Accrued expenses	43,615	(31,868)	17,048
Deferred revenue	—	—	(206,196)

Net cash provided by operating activities	1,172,531	1,163,997	1,838,796
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(75,839)	(327,618)	(102,125)
Proceeds from disposal of property	—	—	25,000

Net cash used in investing activities	(75,839)	(327,618)	(77,125)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(338,000)	(800,000)	(3,000,000)

Net cash used in financing activities	(338,000)	(800,000)	(3,000,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	758,692	36,379	(1,238,329)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	602,176	565,797	1,804,126

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,360,868	$602,176	$565,797

SUPPLEMENTAL DISCLOSURE
Interest paid	$—	$—	$—

Income taxes paid	$—	$—	$—

The accompanying notes are an integral part of these financial statements

CARBON FIBER TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Carbon Fiber Technology, LLC (a Delaware limited liability company) (the "Company") manufactures carbon fiber for use in various applications, including aerospace, sporting goods, and other commercial applications. The Company, which was previously a wholly owned subsidiary of Aldila Materials Technology Corporation ("AMTC"), was formed on October 29, 1999 as a joint venture between AMTC and SGL Carbon Fibers and Composites, Inc. ("SGL"). Profit and loss are allocated equally to each member based on their respective ownership interest of 50% in the joint venture. The Amended and Restated LLC Agreement provides that the Company is to continue until December 31, 2099 unless it is dissolved earlier, its affairs are wound up, and final liquidating distributions are made pursuant to the Amended and Restated LLC Agreement.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. The recorded amounts of assets, liabilities, revenues, expenses, and related disclosures are affected by such estimates and assumptions, and actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company has not historically experienced losses on such investments.

Accounts Receivable

        The Company was established to provide for the carbon fiber needs of the respective members. Accounts receivable consist primarily of balances due from the Company's members as sales to third parties are permitted only after the carbon fiber requirements of each member are met. The Company has not established an allowance for bad debts as historical losses related to uncollectible accounts from third parties have been minimal.

Inventories

        Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value. Substantially all operating costs of the Company are directly related to the manufacturing process, and are included in the cost of inventory.

Property, Plant and Equipment

        Property, plant, and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Years
Building	39
Manufacturing equipment	5-10
Office furniture and equipment	3-10

CARBON FIBER TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS

Impairment or Disposal of Long-Lived Assets

        The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No assets are considered to be impaired as of December 31, 2006 and 2005.

Revenue Recognition

        Sales to Members — The Company recognizes revenue when product is shipped. In accordance with the Amended and Restated LLC Agreement and subject to modifications made by the members, the Company bills the members for fixed costs incurred on a monthly basis and bills variable costs at an agreed-upon transfer price for the period as carbon fiber is shipped. The billings reflect an approximate 5% gross profit margin to the Company. Fixed costs billed prior to the shipment of the product are recorded us deferred revenue, and are recognized as revenue when the earnings process is completed.

        Outside Sales — The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.

Income Taxes

        As a limited liability company, the Company is not subject to federal and state income taxes. The taxable income or loss of the Company is included in the income tax returns of its members. Accordingly, the Company has made no provision for income taxes.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, trade accounts receivable and payable and certain accrued expenses in the financial statements approximates their fair value due to their short term nature.

Shipping and Handling Costs

        Shipping and handling costs are classified as cost of sales.

CARBON FIBER TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 2—INVENTORIES

        The composition of inventory is summarized as follows:

	December 31,
	2006	2005
Raw materials	$2,478,696	$1,100,275
Work in process	2,246	2,029
Finished goods	257,510	216,514

	$2,738,452	$1,318,818

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

        The composition of property, plant and equipment is summarized as follows:

	December 31,
	2006	2005
Land	$140,142	$140,142
Building	5,887,585	5,875,818
Manufacturing equipment	8,644,651	8,471,293
Office furniture and equipment	62,117	68,846
Construction in progress	32,408	144,065

	14,766,903	14,700,164
Less accumulated depreciation and amortization	(8,075,666)	(6,930,411)

Net property, plant and equipment	$6,691,237	7,769,753

        Depreciation and amortization expense for the years ended December 31, 2006, 2005 and 2004 was $1,154,355, $1,131,102 and $1,152,218, respectively.

NOTE 4—ACCRUED EXPENSES

        The composition of accrued expenses is summarized as follows:

	December 31,
	2006	2005
Salaries	$102,047	$90,173
Accrued bonuses	123,490	95,000
Other	24,848	21,597

	250,385	$206,770

NOTE 5—CONCENTRATION RISK

Cash and Cash Equivalents

        The Company maintains some of its cash in bank deposit accounts, which may be uninsured or exceed the federally insured limits. No losses have been experienced related to such accounts. The Company believes it places its cash with quality financial institutions and is not exposed to any significant concentration of credit risk on cash.

CARBON FIBER TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS

Supplier Concentrations

        The Company is dependent on one supplier for all of its purchases of precursor, which is the essential raw material in the manufacture of carbon fiber. Purchases of precursor for the years ended December 31, 2006, 2005 and 2004 amounted to $7,340,241, $5,849,295 and, $4,650,681, respectively. The Company has been notified by its supplier that it does not intend to continue to supply precursor to the Company beyond October 2007. If the Company cannot find a new supplier to provide sufficient quantities of precursor on a timely basis and on comparable pricing terms, it could have an adverse effect on its business.

NOTE 6—RELATED PARTY TRANSACTIONS

        The Company was established to provide for the carbon fiber needs of its respective members. Sales to members, SGL and Aldila Golf Corp., an affiliate of AMTC, for the year ended December 31, 2006 were $6,551,675 and $6,873,398 respectively. Sales to the members, for the year ended December 31, 2005 were $6,238,170 and $4,841,656, respectively and for the year ended December 31, 2004 were $7,002,143 and $4,726,319, respectively. Accounts receivable due from SGL and Aldila Golf Corp. at December 31, 2006 were $1,099,186 and $142,645, respectively and at December 31, 2005 were $1,005,827 and $254,618, respectively.

        Administrative services charged by Aldila Golf Corp. to the Company were $18,292 for each of the years ended December 31, 2006, 2005 and 2004.

        During the years ended December 31, 2005 and 2004 the Company incurred losses on the sale of machinery to SGL of $87 and $79,170, respectively.

NOTE 7—EMPLOYEE BENEFIT PLAN

        Effective January 1, 2000, the Company adopted the Carbon Fiber Technology, LLC 401(k) Savings Plan (the "Plan") for employees of the Company. This defined contribution plan allows employees who satisfy the age and service requirements of the Plan to contribute up to 20% of pre-tax wages, limited to the maximum amount permitted by federal law. The Company matches the first 4% of wages contributed by employees at a rate of $0.25 for every $1.00. The Company's matching contributions vest immediately for employees with four or more years of service. The Company's contributions amounted to $5,717, $5,513 and $5,254 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 8—COMMITMENTS AND CONTINGENCIES

        The Company leases a vehicle and copier under non-cancelable operating leases, which expires in 2008. As of December 31, 2006, future minimum lease payments under the non-cancelable operating leases were as follows:

Year Ending December 31,	Future Minimum Lease Payments
2007	6,192
2008	1,995

Total minimum lease payments	$8,187

        Rent expense for the years ended December 31, 2006, 2005 and 2004 was $6,320, $4,325 and $0, respectively.

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  Exhibit 99.2
CARBON FIBER TECHNOLOGY, LLC FINANCIAL STATEMENTS
TABLE OF CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CARBON FIBER TECHNOLOGY, LLC BALANCE SHEETS December 31, 2006 and 2005
CARBON FIBER TECHNOLOGY, LLC STATEMENTS OF INCOME For the Years Ended December 31, 2006, 2005 and 2004
CARBON FIBER TECHNOLOGY, LLC STATEMENT OF CHANGES IN MEMBERS' EQUITY For the Years Ended December 31, 2006, 2005 and 2004
CARBON FIBER TECHNOLOGY, LLC STATEMENTS OF CASH FLOWS For the Year Ended December 31, 2006, 2005 and 2004
CARBON FIBER TECHNOLOGY, LLC NOTES TO FINANCIAL STATEMENTS